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Exhibit 99(a)(1)(i)

Class A-2 Common Stock

Offer to Purchase for Cash
Up To 6,648,570 Shares of Class A-2 Common Stock
At a Price of $22.50 per Share

THE OFFER AND YOUR RIGHT TO WITHDRAW WILL EXPIRE
AT 5:00 P.M. (NEW YORK CITY TIME) ON FRIDAY, NOVEMBER 12, 2010,
UNLESS THE OFFER IS EXTENDED.

        We are hereby offering to purchase up to 6,648,570 shares of our class A-2 common stock at a price of $22.50 per share, in cash, without interest. Our offer is subject to the terms and conditions set forth in this Offer to Purchase and in the related Letter of Transmittal. We refer to this Offer to Purchase and the related Letter of Transmittal, together with any amendments or supplements, as the "tender offer" or the "offer." In this offer, we use the terms "CBOE Holdings," "we," "us," and "our," to refer to CBOE Holdings, Inc. In this offer, we use the term "CBOE" to refer to our wholly owned subsidiary Chicago Board Options Exchange, Incorporated.

        We are offering to purchase a total of 15% of the aggregate number of shares of class A-2 common stock outstanding at the expiration of the offer. You may tender up to all of the shares of class A-2 common stock you hold. We will purchase shares you tender up to 15% of the shares of class A-2 common stock you hold. We may purchase the shares you tender in excess of 15% of the shares of class A-2 common stock you hold depending on tenders by other class A-2 stockholders.

        The offer is not conditioned on any minimum number of shares being tendered. The offer is, however, subject to certain other conditions. See Section 6.

        We are conducting a concurrent tender offer for our class A-1 common stock, which is being made pursuant to a separate Offer to Purchase and related Letter of Transmittal. If you wish to participate in the offer for our class A-1 common stock, you must read the other Offer to Purchase and use the other Letter of Transmittal. The Offers to Purchase are clearly marked in the upper right hand corner of the first page indicating to which offer they relate. The face of the Letter of Transmittal for this offer is marked with a horizontal blue stripe, and the Letter of Transmittal for the class A-1 offer is not marked. Tenders of class A-1 common stock may not be made with the Letter of Transmittal relating to the class A-2 common stock.

        The class A-2 common stock is not listed on any stock exchange or quoted on any over-the-counter market. Our unrestricted common stock, into which the class A-2 common stock will automatically convert on June 13, 2011, is listed on the Nasdaq Global Select Market under the symbol "CBOE." On October 12, 2010, the reported closing price of our unrestricted common stock on Nasdaq was $22.23 per share. You should obtain a current market quotation for the unrestricted common stock before tendering any of your shares of class A-2 common stock.

        Our board of directors has approved this offer. However, neither we, our board of directors nor BNY Mellon Shareowner Services (which will act as the Information Agent and the Depositary for this offer) is making any recommendation whether you should tender or not tender your shares. You must make your own decision whether to tender your shares and, if so, how many shares to tender.

The date of this Offer to Purchase is October 13, 2010.

 IMPORTANT

        If you wish to tender shares of class A-2 common stock registered in your name, you must follow the instructions described in Section 1 carefully, including completing a Letter of Transmittal in accordance with the instructions and delivering it, along with any other required items, to BNY Mellon Shareowner Services, the Information Agent and the Depositary for the offer.

        If you have questions, need assistance or require additional copies of this Offer to Purchase or the Letter of Transmittal, you should contact BNY Mellon at one of the addresses or telephone numbers set forth on the back cover of this Offer to Purchase. Please note that the toll free telephone number is a special number set up for this Offer to Purchase, and is not the general number for shareholder questions.

        We have not authorized any person or firm to make any recommendation on our behalf as to whether you should tender or refrain from tendering your shares. You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with this offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation, you must not rely upon that recommendation, information or representation as having been authorized by us or by BNY Mellon.

i

 SUMMARY TERM SHEET:
QUESTIONS AND ANSWERS ABOUT OUR OFFER

        We are providing this summary for your information. It highlights material information in this document, but it does not describe all of the details of our offer to the same extent described in the body of this document. We urge you to read carefully this entire Offer to Purchase and the related Letter of Transmittal, because they contain the full details of our offer. Where helpful, we have included section references parenthetically to direct you to a more complete discussion of the topics in this summary.

Q1.
Who is offering to buy my shares?

A.
CBOE Holdings, Inc., a Delaware corporation, is making an offer to purchase your shares.

Q2.
Can I sell shares in the tender offer? (Sections 1 and 2)

A.
Yes. The tender offer is available to all holders of our class A-2 common stock, including former seat owners of Chicago Board Options Exchange, Incorporated and members of the settlement class (referred to as the Settlement Class) in CME Group Inc. et al v. Chicago Board Options Exchange, Incorporated, et al, or the Delaware Action.

  If you choose to sell shares pledged to a lender as collateral for a loan, then you must first contact your lender to arrange for a release of the shares. If you need to release shares from a control agreement, you and your lender must complete and return to us an amendment to your control agreement releasing the shares you wish to tender in this offer prior to the time you tender shares in this offer. You can obtain a form of amendment by contacting BNY Mellon at one of the addresses or telephone numbers set forth on the back cover of this Offer to Purchase, or by downloading the form from the Shareholder Resources tab on the Investor Relations page at www.CBOE.com.

Q3.
What shares can I sell in the tender offer? (Section 1)

A.
What you tender must consist solely of shares of your class A-2 common stock.

  Shares of our unrestricted common stock, purchased in the initial public offering or in the public market after the initial public offering, will not be eligible for participation in the tender offer.

  Shares of class A-1 common stock will also not be eligible for participation in this offer. However, a separate tender offer is being made for shares of class A-1 common stock at the same time as this tender offer.

Q4.
Do I have to sell shares in the tender offer?

A.
No. The decision whether to sell or retain your shares is up to you. In deciding whether to tender, you should consider: (1) your personal risk tolerance; (2) the fact that your holdings will be subject to market price volatility; (3) the restrictions on your ability to otherwise transfer your shares of class A-2 common stock; (4) the tax consequences of tendering; (5) the opportunity to diversify your portfolio; and (6) other circumstances unique to your personal situation.

Q5.
How many shares can I sell in the tender offer? (Sections 1 and 4)

A.
You may tender up to all of the shares of class A-2 common stock you hold of record as of the expiration of the offer. We will purchase shares you tender up to 15% of the shares of class A-2 common stock you hold. We may purchase the shares you tender in excess of 15% of the shares of class A-2 common stock you hold depending on tenders by other class A-2 stockholders. To the extent some stockholders tender less than 15% of their shares of class A-2 common stock, then the aggregate shortfall will be allocated on a pro rata basis to the stockholders that have tendered more than 15% of their shares of class A-2 common stock. Each stockholder of record at the expiration of the offer is considered separately in determining shares eligible for purchase.

Q6.
What happens if, prior to the expiration of the offer, I transfer some of my shares in accordance with the certificate of incorporation?

A.
We will still purchase the shares you tender up to 15% of the shares of class A-2 common stock you hold. However, any transfer before the expiration of the offer will reduce your aggregate holdings and thereby reduce the number of shares of class A-2 common stock that you are assured of selling in the offer.

Q7.
If I transfer shares of class A-2 common stock prior to the expiration of the offer, can the transferee participate in the tender offer?

A.
If, prior to the expiration of the offer, you have transferred shares of class A-2 common stock in accordance with the certificate of incorporation, then the transferee that received those shares is entitled to participate in the tender offer to the same extent as all other class A-2 stockholders.

Q8.
What is the tender offer price? (Section 1)

A.
The tender offer price is $22.50 per share. However, we reserve the right to change the terms of the tender offer prior to its completion, subject to Securities and Exchange Commission, or SEC, rules and regulations.

Q9.
If the price of the unrestricted common stock on the Nasdaq is higher than the tender offer price, why should I tender?

A.
You may decide to participate in the tender offer even though the market price of the unrestricted common stock is higher than the tender offer price for the following reasons, among others: (1) your shares of class A-2 common stock will not convert into freely tradeable unrestricted common stock until June 13, 2011, (2) the market price of the unrestricted common stock will fluctuate and (3) you can sell shares in the tender offer without paying any fees or commissions.

Q10.
When and how will I be paid for my shares? (Section 4)

A.
We will pay the tender offer price, in cash, without interest, for the shares we accept for purchase promptly after the expiration of our offer and the acceptance of the shares for payment. We will pay for shares accepted for purchase by depositing the aggregate offer price with BNY Mellon as promptly as practicable after the expiration date of our offer. BNY Mellon will transmit to you by check the payment for the shares accepted for purchase. We expect that your check (along with information about the number of your shares purchased) will be mailed approximately five (5) to seven (7) business days after the expiration date of our offer.

Q11.
What are the United States federal income tax consequences if I tender my shares? (Section 13)

A.
The federal income tax consequences of a sale of shares pursuant to the tender offer are described more fully in Section 13 ("Income Tax Consequences") below. Please note that federal income tax consequences of participation in the tender offer may vary, and that in order to assure capital gains treatment for your sale in the tender offer (and assuming (1) no person related to you under Code Section 318 owns any CBOE Holdings common stock and (2) no related contemporaneous dispositions or acquisitions of CBOE Holdings common stock are made by you), it may be necessary both to tender at least 15% of your shares of Class A-2 common stock and to tender at least 15% of your Class A-1 common stock in the concurrent tender offer. You are urged to consult your own tax and financial advisers to determine the particular tax consequences to you of the sale of shares in the tender offer.

Q12.
How long do I have to tender my shares? (Section 1)

A.
You may tender your shares until our offer expires. Currently, our offer is scheduled to expire at 5:00 p.m., New York City time, on November 12, 2010, unless we extend the offer. We may choose to extend our offer at any time. If we choose to do so, you will be able to tender shares until the day and time scheduled as the new expiration date. We cannot assure you, however, that we will extend the offer or, if we extend it, for how long.

Q13.
Can the offer be extended and under what circumstances? (Sections 1 and 14)

A.
Yes, we can extend our offer, from time to time, past the scheduled expiration date in our sole discretion. If we extend the offer, we will delay the acceptance of any shares that have been tendered. If we extend the offer, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the day on which the offer was previously scheduled to expire.

Q14.
How do I tender my shares? (Section 3)

A.
To tender your shares, you must deliver a properly completed and duly executed Letter of Transmittal to BNY Mellon at one of the addresses listed on the back cover of this document prior to 5:00 p.m., New York City time, on November 12, 2010, unless the offer is extended. You may not tender shares by facsimile transmission. If you have any questions, you should contact BNY Mellon for assistance. The contact information for BNY Mellon is set forth on the back cover of this document.

Q15.
Once I have tendered shares in the offer, may I withdraw my tendered shares? (Section 5)

A.
Yes. You may withdraw shares that you have already tendered at any time prior to 5:00 p.m., New York City time, on November 12, 2010, unless we extend the offer, in which case you can withdraw your shares until the expiration of the offer as extended. In addition, after our offer expires, if we have not accepted for purchase the shares you have tendered to us, you may withdraw your shares at any time after 12:00 midnight, New York City time, on December 9, 2010.

Q16.
How do I withdraw previously tendered shares? (Section 5)

A.
To withdraw your previously tendered shares, you must deliver a written notice of your withdrawal to BNY Mellon at one of the addresses appearing on the back cover of this document or a facsimile transmission sent to (201) 680-4626 (to confirm, call (201) 680-4860) while you still have the right to withdraw the shares. Your notice of withdrawal must specify your name and the number of shares to be withdrawn.

Q17.
Can CBOE Holdings amend the terms of the offer? (Section 14)

A.
Yes. We reserve the right in our sole discretion to amend the tender offer in any respect.

Q18.
How can I find out if CBOE Holdings amends the terms of the offer or extends the expiration date of the offer? (Section 14)

A.
We will announce any amendment to, or extension, termination or postponement of, the offer by making a public announcement promptly thereafter.

Q19.
What does the CBOE Holdings board of directors think of the offer? (Section 2)

A.
Our board of directors has approved this offer. However, neither we, our board of directors nor BNY Mellon is making any recommendation as to whether you should tender or not tender your shares. You must make your own decision whether to tender your shares and, if so, how many shares to tender.

Q20.
If I decide not to tender, how will the offer affect my shares? (Section 9)

A.
Our purchase of shares in the offer will reduce the number of shares of class A-2 common stock that are outstanding. Therefore, stockholders who choose not to tender shares will own a greater percentage interest in our outstanding common stock immediately following the closing of the offer.

Q21.
Will BNY Mellon notify me if my Letter of Transmittal is not properly completed or executed?

A.
BNY Mellon is under no obligation to do so. It is your responsibility to ensure that your Letter of Transmittal is properly completed, executed and timely delivered to BNY Mellon. You should read the Letter of Transmittal and instructions carefully prior to completing and sending the Letter of Transmittal.

Q22.
Who can I talk to if I have questions about the offer?

A.
If you have questions or need assistance, you may call BNY Mellon, the contact information for whom is set forth on the back cover of this document, or you may call Deborah Koopman, our Director, Investor Relations, at (312) 786-7136.

* * * * *

We urge you to consult with your personal financial and tax advisers prior to making your decision whether or not to participate in the tender offer.

v

 INTRODUCTION

To the holders of our class A-2 common stock:

        We invite our stockholders to tender shares of our class A-2 common stock for purchase by us. We are offering to purchase up to 6,648,570 shares, at a purchase price of $22.50 per share, in cash, without interest.

        Our offer is being made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, which, as they may be amended or supplemented from time to time, together constitute this offer.

        Each stockholder who has properly tendered shares will receive $22.50 per share in cash for each share purchased, upon the terms and subject to the conditions of the offer. We are offering to purchase a total of 15% of the aggregate number of shares of class A-2 common stock outstanding at the expiration of the offer. You may tender up to all of the shares of class A-2 common stock you hold of record as of the expiration of the offer. We will purchase shares you tender up to 15% of the shares of class A-2 common stock you hold. We may purchase the shares you tender in excess of 15% of the shares of class A-2 common stock you hold depending on tenders by other class A-2 stockholders. See Section 4

        If you tender shares, you will not be obligated to pay fees, commissions or stock transfer taxes on our purchase of shares pursuant to the offer.

        The offer is not conditioned upon any minimum number of shares being tendered. It is, however, subject to other conditions. See Section 6 .

        YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. WE MAKE NO RECOMMENDATION AS TO WHETHER YOU SHOULD PARTICIPATE IN THE OFFER, AND NO STOCKHOLDER IS REQUIRED TO TENDER ANY SHARES.

        Our board of directors has approved this offer. However, neither we nor our board of directors, or BNY Mellon, is making any recommendation whether you should tender or not tender your shares. In deciding whether to tender, you should consider:

  •
  your personal risk tolerance;

  •
  the fact that your holdings will be subject to market price volatility;

  •
  the restrictions on your ability to otherwise transfer your shares of class A-2 common stock;

  •
  the tax consequences of tendering;

  •
  the opportunity to diversify your portfolio; and

  •
  other circumstances unique to your personal situation.

We recommend that you discuss this decision with your personal financial and tax advisers.

        As of October 12, 2010, we had 44,323,803 shares of class A-2 common stock issued and outstanding. The 6,648,570 shares that we are offering to purchase pursuant to the offer represents 15% of the shares of class A-2 common stock outstanding on October 12, 2010, and approximately 6.37% of all shares of all classes of common stock outstanding on October 12, 2010. We will retire the shares of class A-2 common stock that we purchase pursuant to the offer.

        Our class A-2 common stock is not listed on any stock exchange or quoted on any over-the-counter market, and is subject to restrictions on transfer. Class A-2 common stock can be transferred to permitted transferees only as permitted by our certificate of incorporation. After the expiration of the applicable restriction periods (December 15, 2010 for shares of our class A-1 common stock and June 13, 2011 for shares of our class A-2 common stock), the shares of class A-1 common stock and class A-2 common stock will automatically convert into shares of unrestricted common stock on a one-for-one basis. Our unrestricted common stock is listed on the Nasdaq Global Select Market under the symbol "CBOE." On October 12, 2010, the reported closing price of the unrestricted common stock on Nasdaq was $22.23 per share. You should obtain a current market quotation for the unrestricted common stock before tendering any shares in this offer.

THE OFFER

1.  Number of Shares; Expiration Date.

        Upon the terms and subject to the conditions of the offer, we will accept for payment and purchase up to 6,648,570 shares of class A-2 common stock, or 15% of the aggregate number of shares of class A-2 common stock outstanding as of the expiration of the offer, at the offer price of $22.50 per share in cash, without interest. Shares of unrestricted common stock, purchased in the initial public offering or in the public market after the initial public offering, will not be eligible for participation in this offer. Shares of class A-1 common stock will also not be eligible for participation in this offer. However, a separate tender offer is being made for shares of class A-1 common stock at the same time as this tender offer.

        You may tender up to all of the shares of class A-2 common stock you hold of record as of the expiration of the offer. We will purchase shares you tender up to 15% of the shares of class A-2 common stock you hold. We may purchase the shares you tender in excess of 15% of the shares of class A-2 common stock you hold depending on tenders by other class A-2 stockholders. To the extent some stockholders tender less than 15% of their shares of class A-2 common stock, then the aggregate shortfall will be allocated on a pro rata basis to the stockholders that have tendered more than 15% of their shares of class A-2 common stock. Each stockholder of record at the expiration of the offer is considered separately in determining shares eligible for purchase. See Section 4.

        The term "expiration date" means 5:00 P.M, New York City time, on Friday, November 12, 2010 unless we extend the offer. If we extend the offer, the term "expiration date" will mean the date and time to which we extend it. We describe our right to extend the offer, and to delay, terminate or amend the offer, in Section 14.

        Subject to applicable SEC regulations, we reserve the right to change the terms of the offer. If we increase the number of shares you may tender by more than 2% of the outstanding shares of class A-2 common stock, decrease the number of shares you may tender or change the offer price, then we must keep the offer open until the expiration of at least ten business days after we first publish or give notice of the increase, decrease or change. "Business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time. Other material amendments to the offer may require us to extend the offer for a minimum of five business days, and we will need to amend the Schedule TO filed with the SEC containing this Offer to Purchase for any material changes in the facts set forth in the Schedule TO.

        All shares we purchase in the offer will be purchased at the offer price. All shares we do not purchase in the offer will remain held by the tendering stockholder. If any of the conditions set forth in Section 6 are not satisfied or waived, then we will not complete the offer. We will retire the shares of class A-2 common stock that we purchase pursuant to the offer.

        This offer is not conditioned upon the tender of any minimum number of shares, but it is subject to certain other conditions. See Section 6.

        We expressly reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the offer is open by giving oral or written notice of such extension to BNY Mellon and making a public announcement thereof. See Section 14.

        This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of shares as of October 12, 2010. In the case of permitted transfers made in accordance with our certificate of incorporation during the tender offer period, transferees can receive a copy of this Offer to Purchase and related Letter of Transmittal by contacting BNY Mellon at one of the addresses or telephone numbers listed on the back cover of this Offer to Purchase.

2.  Purpose of the Offer.

        Purpose of the Offer.    The purpose of our tender offer is to allow our class A-2 stockholders to obtain liquidity for a certain portion of their shares. Our intention to commence the tender offer was disclosed to CBOE seat owners and other voting members in the proxy statement which solicited the member vote for the restructuring transaction that resulted in the issuance of the class A-2 common stock, as well as in the prospectus for the initial public offering of our unrestricted common stock.

        As we indicated in our proxy statement and initial public offering prospectus, we plan to use net proceeds received from our initial public offering to purchase shares of class A-2 common stock in this offer and shares of class A-1 common stock in a separate offer.

        We are offering to purchase a total of 6,648,570 shares of our class A-2 common stock, which is 15% of our total shares of class A-2 common stock outstanding as of the commencement of the offer. If the offer is fully subscribed, we will purchase a total of 6,648,570 shares of class A-2 common stock and pay an aggregate of $149,592,825 to purchase these shares.

        We currently have no plans, proposals or negotiations underway that relate to or would result in:

  •
  Any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;

  •
  Any purchase, sale or transfer of an amount of our assets or any of our subsidiaries' assets which is material to us or any of our subsidiaries;

  •
  Any material change in our corporate structure or business;

  •
  Any class of our equity securities ceasing to be listed on the Nasdaq Global Select Market;

  •
  Any class of our equity securities becoming eligible for termination of registration under the Securities Exchange Act of 1934, or the Exchange Act;

  •
  The suspension of our obligation to file reports under Section 13 of the Exchange Act;

  •
  The acquisition by any person of additional securities of ours or the disposition of our securities, except as noted below; or

  •
  Any changes in our certificate of incorporation, bylaws or other governing instruments or other actions that could facilitate or impede the acquisition of control of us.

        Notwithstanding the foregoing, we consider from time to time and may in the future consider opportunities to take such actions.

        In the event and to the extent that this offer or the offer to purchase shares of our class A-1 common stock is undersubscribed, we may consider repurchases of our unrestricted stock, class A-2 common stock and class A-1 common stock. Such repurchases may take place in the open market or in privately negotiated transactions, may be made pursuant to an accelerated share repurchase plan or may be made pursuant to a tender offer.

        Except as noted below, we do not have any plans, proposals or negotiations that would result in any material change in our present board of directors or management or any plans or proposals to change the number or the terms of directors or to change any material term of the employment contract of any executive officer. The board of directors recently decided to reduce its size from 22 members to 19 members, rather than fill three vacancies. We may consider a further reduction in the size of the board of directors in connection with the election of directors at our next annual meeting of stockholders.

        On September 24, 2010, CBOE Holdings paid a quarterly dividend of $0.10 per share of common stock. Pursuant to our certificate of incorporation, each class of common stock has equal rights with respect to cash dividends. As disclosed in our initial public offering prospectus, our board of directors expects to continue to declare dividends on our common stock in the future. The board's determination to declare dividends will depend upon the profitability and financial condition of CBOE Holdings and its subsidiaries, contractual restrictions, restrictions imposed by applicable law and the SEC and other factors that the CBOE Holdings board of directors deems relevant.

        Our board of directors has approved this offer. However, neither we nor our board of directors, or BNY Mellon, is making any recommendation whether you should tender or not tender your shares.

3.  Procedures for Tendering Shares.

        Valid Tender of Shares.    For shares to be validly tendered pursuant to the offer, you must, on or prior to the expiration date, deliver to BNY Mellon at the one of the addresses set forth on the back cover of this Offer to Purchase a properly completed and duly executed Letter of Transmittal. You may not tender shares by facsimile transmission.

        The method of delivery of the Letter of Transmittal is at your option and risk and the delivery will be deemed made only when actually received by BNY Mellon. If delivery is by mail, registered mail with return receipt requested is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

        You may tender up to all of your shares of class A-2 common stock held of record as of the expiration of the offer. WE WILL NOT ACCEPT SHARES OF UNRESTRICTED COMMON STOCK OR CLASS A-1 COMMON STOCK IN THIS OFFER.

        The offer price for those shares will be paid by check denominated in U.S. dollars. If you tender shares that are pledged to any lender, you must receive a release of any control agreement from your lender to sell those pledged shares. We will not pay interest on the offer price of the shares, regardless of any extension of the offer or any delay in making such payment.

        Tender Constitutes an Agreement; Your Representation and Warranty.    A tender of shares pursuant to any of the procedures described above will constitute your acceptance of the terms and conditions of the offer, as well as your representation and warranty to us that:

          (i)  you have a net long position in the shares being tendered within the meaning of Rule 14e-4 promulgated by the SEC under the Exchange Act; and

         (ii)  the tender of your shares complies with Rule 14e-4.

        Rule 14e-4 generally provides that, at the expiration of the offer, you own or have the unconditional right to acquire at least the number of shares of class A-2 common stock that you tender in the offer. You should consult your legal adviser to determine whether your tender will comply with Rule 14e-4.

        Our acceptance for payment of shares tendered pursuant to the offer will constitute a binding agreement between the tendering stockholder and us upon the terms and conditions of the offer.

        Determination of Validity.    All questions as to the number of shares to be accepted and the validity, form, eligibility (including the time of receipt) and acceptance for payment of any tendered shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any shares determined by us not to be in proper form or if the acceptance for payment of, or payment for, such shares may, in the opinion of our counsel, be unlawful. We also reserve the absolute right, in our sole discretion, to waive any of the conditions of the offer or any defect or irregularity in any tender with respect to any particular shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of shares will be deemed to have been validly made until all defects and irregularities have been cured or waived by us. Neither we, any of our affiliates, BNY Mellon nor any other person or entity is under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

        Our interpretation of the terms and conditions of the offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

        Backup Withholding.    For a discussion of backup withholding considerations, please see Section 13.

4.  Acceptance for Payment and Payment for Shares.

        Upon the terms and subject to the conditions of the offer (including, if the offer is extended or amended, the terms and conditions of the offer as so extended or amended), we will purchase, promptly after the expiration date, by accepting for payment, and will pay for, up to 6,648,570 shares validly tendered at and not properly withdrawn before the expiration date. We will accept for payment up to all of each stockholder's shares of class A-2 common stock. We will not purchase fractional shares in the offer.

        Proration.    If the aggregate number of shares tendered in the offer is equal to or less than 6,648,570, we will purchase all shares properly tendered and not withdrawn. If more than 6,648,570 shares in the aggregate are properly tendered and not withdrawn, we will purchase properly tendered shares in the following order of priority:

        (i)    First:    We will purchase all shares properly tendered and not withdrawn from each tendering holder, up to 15% of such holder's shares of class A-2 common stock (rounded down to the nearest whole share if the percentage results in a fractional share) at the expiration of the offer.

        (ii)    Second:    Following our purchase of up to 15% of each tendering holder's shares of class A-2 common stock, if we have not purchased a total of 6,648,570 shares, then we will have capacity to purchase "Excess Shares" at the expiration of the offer. "Excess Shares" refers to the number of shares tendered by a holder in excess of the number of shares purchased pursuant to clause (i) above. If we have capacity to purchase Excess Shares, then we will purchase additional shares from stockholders that have tendered Excess Shares in an amount equal to the percentage of Excess Shares that we have the capacity to acquire multiplied by each holder's Excess Shares. In other words, we will purchase Excess Shares from each stockholder according to the following formula:

        [A/B] × C
        where:

        A = The aggregate number of Excess Shares we have the capacity to acquire

        B= The aggregate number of Excess Shares tendered by all stockholders

        C= The number of Excess Shares tendered by such stockholder.

        For purposes of the offer, we will be deemed to have accepted for payment and purchased shares that are tendered and not withdrawn when we make a public announcement by press release of our acceptance of such shares for payment in the offer. We refer to the date and time of acceptance as the "acceptance date."

        We will pay for shares we accept in the offer by depositing the aggregate offer price for those shares with BNY Mellon. BNY Mellon, in turn, will distribute payments with respect to those shares. We will not accept shares tendered in the offer unless and until the conditions specified in Section 6 have been satisfied or waived.

        If we are delayed in our acceptance for payment of, or payment for, shares or are unable to accept for payment or pay for shares pursuant to the offer for any reason, then, subject to applicable law, we may retain all tendered shares on our behalf, and the shares may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in Section 5.

        WE WILL NOT PAY INTEREST BY REASON OF ANY DELAY IN PAYING FOR ANY SHARES OR OTHERWISE. In addition, in some cases, we may not be obligated to purchase shares pursuant to the offer. See Section 6.

        We will pay all stock transfer taxes, if any, payable on the transfer of shares we purchase pursuant to the offer.

        If, prior to the expiration date, we increase or decrease the consideration to be paid per share pursuant to this offer, we will pay such increased or decreased consideration for all such shares purchased pursuant to the offer, whether or not such shares were tendered prior to such increase or decrease in consideration.

5.  Withdrawal Rights.

        You may withdraw tendered shares at any time before the expiration date. For a withdrawal to be effective, BNY Mellon must receive a written notice of withdrawal at one of the addresses set forth on the back cover of this document (or the cover of the Letter of Transmittal), or a facsimile transmission sent to (201) 680-4626 (to confirm, call (201) 680-4860), before the expiration date. Oral notices of withdrawal will not be accepted. Any notice of withdrawal must:

  •
  specify the name of the person who tendered the shares to be withdrawn,

  •
  specify the number of shares to be withdrawn, and

  •
  contain the signature of the person who tendered the shares to be withdrawn.

        We will determine all questions as to the form and validity, including time of receipt, of notices of withdrawal. Our determination will be final and binding. Neither we, BNY Mellon nor any other person will be obligated to give you any notice of any defects or irregularities in any notice of withdrawal, and neither we nor they will incur any liability for failure to give any such notice.

        Any shares properly withdrawn will be deemed not tendered for purposes of the offer. You may re-tender withdrawn shares on or before the expiration date by again following the procedures described in Section 3. If we extend the offer, or if we are delayed in our purchase of shares or are unable to purchase shares in the offer for any reason, then, subject to applicable law, we may retain all tendered shares on our behalf, and the shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 5. If we have not accepted tendered shares for payment as provided in this offer to purchase by 12:00 midnight, New York City time, on December 9, 2010, you may withdraw your tendered shares.

6.  Conditions of the Offer.

        Notwithstanding any other provision of our offer, we will not be required to accept for payment or to pay for any shares tendered, and may extend, terminate or amend our offer or delay or refrain from accepting for payment or paying for the shares, if, at any time prior to expiration of the offer, in our reasonable judgment:

          (i)  there shall have been threatened, instituted or pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic or foreign, or any judgment, order or injunction entered, enforced or deemed applicable by any court, authority, agency or tribunal, which directly or indirectly:

          (a)   challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of our offer, the acquisition of shares under our offer, or is otherwise related in any manner to, or otherwise affects, our offer; or

          (b)   could, in our reasonable judgment, materially affect the business, condition (financial or other), income, operations or prospects of us and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our business by us and our subsidiaries, taken as a whole, or materially impair our offer's contemplated benefits to us;

         (ii)  there shall have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to our offer or us or any of our subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic or foreign, which, in our reasonable judgment, would or might directly or indirectly result in any of the consequences referred to in clause (a) or (b) of paragraph (i) above;

        (iii)  there shall have occurred:

          (a)   the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, in any event which, in our reasonable judgment, might affect the extension of credit by lending institutions in the United States;

          (b)   any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States;

          (c)   the commencement or escalation of a war, armed hostilities, acts of terrorism or any other national or international crisis directly or indirectly involving the United States;

          (d)   any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, might materially affect, the extension of credit by banks or other lending institutions in the United States;

          (e)   any significant decrease in the market price of our shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions in the United States or abroad that could have, in our reasonable judgment, a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of us and our subsidiaries, taken as a whole, or on the trading in our shares; or

          (f)    in the case of any of the foregoing existing at the time of the announcement of our offer, a material acceleration or worsening thereof;

        (iv)  there shall have occurred any event or events that has resulted, or may in our reasonable judgment result, directly or indirectly, in an actual or threatened change in the ownership or prospects of us and our subsidiaries; and, in our reasonable judgment, such event or events make it undesirable or inadvisable to proceed with the Offer to Purchase or with such acceptance for payment;

         (v)  a tender or exchange offer with respect to some or all of our outstanding shares, other than our offer, or a merger or acquisition proposal for us or by us, is proposed, announced or made by another person or is publicly disclosed, or we learn that any person or "group," within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding shares (other than any such person, entity or group who has filed a Schedule 13D or Schedule 13G with the SEC with respect to our common stock on or before

October 12, 2010), or any new group is formed that beneficially owns more than 5% of our outstanding shares;

        (vi)  any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before the expiration date shall have acquired or proposed to acquire beneficial ownership of an additional 2% or more of our outstanding shares;

       (vii)  any person or group files a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or makes a public announcement reflecting an intent to acquire us or any of our shares or any of their respective assets or securities other than in connection with a transaction authorized by our board of directors; or

      (viii)  we determine that the completion of our offer and the purchase of the shares may cause our unrestricted common stock to be delisted from the Nasdaq Global Select Market or to be subject to deregistration under the Exchange Act.

        These conditions are for our sole benefit and may be asserted by us, and may be waived by us, in whole or in part, at any time prior to expiration of the offer, in our discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any of these rights, and each of these rights shall be deemed an ongoing right that may be asserted by us at any time prior to the expiration date. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

7.  Price Range of Shares; Dividends.

        Our class A-1 and A-2 common stock is not listed on any stock exchange or quoted on any over-the-counter market, and shares of our class A-1 and class A-2 common stock are subject to restrictions on their transfer. Shares of class A-1 and class A-2 common stock can be transferred only to permitted transferees by following the procedures set forth in our certificate of incorporation. After the expiration of the applicable restriction periods (December 15, 2010 for shares of our class A-1 common stock and June 13, 2011 for shares of our class A-2 common stock), the shares of class A-1 and class A-2 common stock will automatically convert into shares of unrestricted common stock on a one-for-one basis. Since June 15, 2010, our unrestricted common stock has been listed on the Nasdaq Global Select Market.

        On October 12, 2010, the reported closing price of the unrestricted common stock on Nasdaq was $22.23 per share. You should obtain a current market quotation for our unrestricted common stock, which could be the same as or higher or lower than the tender offer price, prior to tendering any shares in this offer. The following table sets forth the high and low sale prices of the unrestricted common stock since our initial public offering:

Year Ending December 31, 2010	High	Low
Second Quarter (from June 15, 2010)	$34.18	$30.76
Third Quarter	32.50	19.60
Fourth Quarter (through October 12, 2010)	22.38	19.83

        On September 24, 2010, CBOE Holdings paid a quarterly dividend of $0.10 per share of common stock. Pursuant to our certificate of incorporation, each class of common stock has equal rights with respect to cash dividends. As disclosed in our initial public offering prospectus, our board of directors currently expects to continue to declare dividends on our common stock in the future. The board's determination to declare dividends will depend upon the profitability and financial condition of CBOE Holdings and its subsidiaries, contractual restrictions, restrictions imposed by applicable law and the SEC and other factors that the CBOE Holdings board of directors deems relevant.

8.  Source and Amount of Funds.

        We are offering to purchase up to 6,648,570 shares of class A-2 common stock, which is 15% of the aggregate number of shares of our class A-2 common stock outstanding as of the expiration of the offer. If the offer is fully subscribed, we will purchase 6,648,570 shares and pay a total of $149,592,825 to purchase these shares.

        We will fund the offer by using net proceeds from the sale of unrestricted common stock by us in our initial public offering, which were $301.4 million.

9.  Certain Effects of the Offer.

        We will retire shares we acquire in the offer. We may not reissue those shares under our certificate of incorporation.

        From time to time, we may acquire shares, in addition to those we purchase in the offer, in privately negotiated transactions, through tender offers, mergers or otherwise, in amounts, at prices and at times as we may determine. We also may purchase additional shares of class A-2 common stock in private transactions after the expiration date. Any future purchases would depend on many factors, including the market price of our unrestricted common stock, our business and financial position, alternative investment opportunities available to us and general economic and market conditions. Any such purchases may be on the same terms as, or on terms more or less favorable than, those of the offer.

        Our purchase of shares in our offer will reduce the number of shares of class A-2 common stock that are outstanding from the time of the commencement of this offer. Therefore, stockholders who choose not to tender shares will own a greater percentage interest in our outstanding common stock following the offer.

        Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any shares of class A-2 common stock, other than in the offer, until at least ten business days after the expiration date. Rule 14e-5 under the Exchange Act generally prohibits us and our affiliates from directly or indirectly purchasing any shares of class A-2 common stock, other than in the offer, until the expiration date.

        The class A-2 common stock is not currently registered under the Exchange Act.

10.  Certain Information About Us

        CBOE Holdings is the holding company for CBOE.

        Founded in 1973, CBOE was the first organized marketplace for the trading of standardized, listed options on equity securities. Today, CBOE is one of the largest options exchanges in the world and the largest options exchange in the U.S., based on both contract volume and notional value of contracts traded. We are recognized globally for our leadership role in the trading of options on individual equities, market indexes and exchange-traded funds, our suite of innovative products, our liquid markets and our hybrid trading model. This model integrates both traditional open outcry methods and our electronic platform, CBOEdirect, into a single market. In addition to our core options trading business, we provide marketplaces for trading futures contracts and cash equities through out subsidiary CBOE Futures Exchange and our affiliate CBOE Stock Exchange.

        In 2009, we generated $426.1 million in total operating revenues and $106.4 million of net income. Our revenues in that period were derived primarily from transaction fees (74%), access fees (11%) and market data fees (5%).

        Our principal executive offices are located at 400 South LaSalle Street, Chicago, Illinois 60605 and our telephone number is (312) 786-5600.

        Concurrently with the completion of our initial public offering on June 18, 2010, CBOE completed a restructuring transaction in which CBOE changed from a Delaware non-stock corporation owned by its seat owners to a Delaware stock corporation and wholly-owned subsidiary of CBOE Holdings. As a result of the restructuring transaction, CBOE seat owners became stockholders of CBOE Holdings. In addition, as the result of a settlement of the Delaware Action, members of the Settlement Class also became stockholders of CBOE Holdings. As a result of our initial public offering, each CBOE member and each Settlement Class member became a holder of shares of our class A-1 and class A-2 common stock. In addition, in the initial public offering, we and certain selling stockholders offered shares of our unrestricted common stock to the public.

        All common stock, regardless of class, has the same rights and privileges, except that the class A-1 and class A-2 common stock are subject to the transfer restrictions set forth below.

        The class A-1 and class A-2 common stock is subject to the transfer restrictions or "lock-up restrictions" under the CBOE Holdings certificate of incorporation. These lock-up restrictions expire on the class A-1 and class A-2 common stock on December 15, 2010 and June 13, 2011, respectively. During any applicable lock-up period, the shares of class A-1 and class A-2 common stock of CBOE Holdings may not be directly or indirectly assigned, offered for sale, sold, transferred or otherwise disposed of, except pursuant to limited exceptions set forth in the CBOE Holdings certificate of incorporation, which provides for certain permitted transfers to affiliates, family members, qualified trusts and estates, as well as certain pledges and the potential transfer upon a bona fide foreclosure resulting therefrom. Upon the expiration of the applicable lock-up period with respect to each of the class A-1 and class A-2 common stock, the shares of the class A-1 and class A-2 common stock will automatically convert from class A-1 and class A-2 common stock into unrestricted common stock that will be freely transferable.

        In addition to the restrictions described above, all shares of class A-1 and class A-2 common stock must be registered in the name of the owner and may not be registered in the name of any nominee or broker.

        The CBOE Holdings board of directors may, at its discretion, remove the transfer restrictions applicable to any number of shares of CBOE Holdings common stock on terms and conditions and in ratios and numbers that it may fix in its sole discretion. CBOE Holdings, however, agreed as part of the underwriting agreement relating to the initial public offering not to permit any reduction in the duration of, or removal, in whole or in part, of the transfer restrictions applicable to the shares of class A-1 and class A-2 common stock for at least 180 days and 360 days, respectively, following the closing of the offering without the prior written consent of the representative of the underwriters of the offering. Notwithstanding the foregoing, the CBOE Holdings board of directors is permitted to remove, and has removed, the transfer restrictions associated with any shares of class A-1 and class A-2 common stock to be purchased by CBOE Holdings in the tender offers.

        Where You Can Find More Information.    We are subject to the information filing requirements of the Exchange Act, and, accordingly, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. We have filed an Issuer Tender Offer Statement on Schedule TO with the SEC relating to the offer. These reports, statements and other information are available for inspection at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC also maintains a web site on the internet at www.sec.gov that contains reports, proxy statements and other information relating to registrants that file electronically via the SEC's EDGAR System, including the Schedule TO and documents incorporated by reference. Copies of documents filed by CBOE Holdings with the SEC are also available on the CBOE website, www.CBOE.com, and at the offices of CBOE Holdings, Inc., 400 South LaSalle Street, Chicago, Illinois 60605, (312) 786-5600 Attn: Jaime Galvan, Office of the Secretary.

11.
Interest of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares.

        Lock-up Agreements.    We and our officers and directors agreed with the underwriters in our initial public offering not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock (other than to CBOE Holdings) during the period from June 14, 2010 through December 12, 2010, except with the prior written consent of the representative of the underwriters of the offering. The lock-up agreements are subject to certain exceptions, including participation in this offer.

        The 180-day restricted period described in the preceding paragraph will be automatically extended if: (1) during the last 17 days of the 180-day restricted period we issue an earnings release or announce material news or a material event; or (2) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 15-day period following the last day of the 180-day period, in which case the restrictions described in the preceding paragraph will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or material event.

        Share Ownership.    The following table sets forth certain information regarding beneficial ownership of class A-2 common stock as of October 12, 2010, by each of our executive officers and directors.

Beneficial Owner	#of Shares	% of Class
William J. Brodsky	—	*
Edward J. Joyce	—	*
Edward T. Tilly	—	*
Alan J. Dean	—	*
Richard G. DuFour	—	*
Robert J. Birnbaum	—	*
James R. Boris	—	*
Mark F. Duffy(1)	160,000	*
David A. Fisher(2)	40,000	*
Janet P. Froetscher	—	*
Bradley G. Griffith	40,000	*
Paul Kepes(3)	120,000	*
Stuart J. Kipnes(4)	40,000	*
Duane R. Kullberg	—	*
Benjamin R. Londergan(5)	30,000	*
R. Eden Martin	—	*
Roderick A. Palmore	—	*
Susan M. Phillips	—	*
William R. Power	80,000	*
Samuel K. Skinner	—	*
Carole E. Stone	—	*
Howard L. Stone	—	*
Eugene S. Sunshine	—	*

*
Less than 1%

(1)
Reflects 160,000 shares of class A-2 common stock owned by Fugue, General Partnership. Mr. Duffy is the trustee of the Mark F. Duffy Trust, which is a general partner of Fugue and owns 50% of the partnership interests of Fugue. Mr. Duffy may be deemed to beneficially own all of the shares of CBOE Holdings class A-2 common stock issued to Fugue. Mr. Duffy disclaims beneficial ownership of those shares in which he does not have a pecuniary interest.

(2)
Reflects 40,000 shares of class A-2 common stock owned by optionsXpress, Inc., a wholly-owned subsidiary of optionsXpress Holdings, Inc. Mr. Fisher is chief executive officer of optionsXpress

  Holdings, Inc. Mr. Fisher disclaims beneficial ownership of those shares in which he does not have a pecuniary interest.

(3)
Reflects 120,000 shares of class A-2 common stock owned by CTC, LLC. CTC Holdings, L.P is the sole member of CTC, LLC. Mr. Kepes serves as a member of CTC General Partner, L.L.C., the sole general partner of CTC Holdings, L.P., and as a limited partner to CTC Holdings, L.P. Mr. Kepes disclaims beneficial ownership of those shares in which he does not have a pecuniary interest.

(4)
Reflects 40,000 shares of class A-2 common stock owned by Associated Options, Inc. Mr. Kipnes is the president and sole owner of Associated Options, Inc.

(5)
Reflects 30,000 shares of class A-2 common stock owned by Group One Trading, L.P. Mr. Londergan is chief executive officer of Group One Trading, L.P. Mr. Londergan disclaims beneficial ownership of those shares in which he does not have a pecuniary interest.

12.  Certain Legal Matters; Regulatory Approvals.

        Except as described in this Offer to Purchase, we are not aware of any material adverse regulatory consequence resulting from our acquisition of shares as contemplated by our offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the acquisition or ownership of shares by us as contemplated by our offer. Should any approval or other action be required, we currently intend to seek that approval or other action. We cannot predict whether we will be required to delay the acceptance for payment of or payment for shares tendered under our offer until the outcome of that process, if necessary, is known. We cannot assure you that any approval or other action, if needed, could be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

        Our obligation under our offer to accept for payment and pay for shares is subject to conditions. See Section 6.

13.  Income Tax Consequences.

        General.    The following discussion is a summary of the material U.S. federal income tax consequences to stockholders with respect to a sale of shares for cash pursuant to the offer. The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, administrative pronouncements of the Internal Revenue Service ("IRS") and judicial decisions, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, or differing interpretations. The discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular stockholder in light of the stockholder's particular circumstances or to certain types of stockholders subject to special treatment under the U.S. federal income tax laws, such as financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, employee benefit plans, U.S. Holders (as defined below) whose "functional currency" is not the U.S. dollar, partnerships or other entities treated as partnerships for U.S. federal income tax purposes, stockholders holding the shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for U.S. federal income tax purposes or persons who received their shares through exercise of employee stock options or otherwise as compensation. In addition, the discussion below does not consider the effect of any alternative minimum taxes, state or local or non-U.S. taxes or any U.S. federal tax laws other than those pertaining to income taxation. The discussion assumes that the shares are held as "capital assets" within the meaning of Section 1221 of the Code. We have neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

        As used herein, a "U.S. Holder" means a beneficial owner of shares that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for these purposes) that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (x) a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (y) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. As used herein, a "Non-U.S. Holder" means a beneficial owner of shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. A partnership holding shares and partners in such partnership should consult their tax advisors about the U.S. federal income tax consequences of a sale of shares for cash pursuant to the offer.

        Each stockholder should consult its own tax advisor as to the particular U.S. federal income tax consequences to such stockholder of tendering shares pursuant to the offer and the applicability and effect of any state, local or non-U.S. tax laws and other tax consequences with respect to the offer.

U.S. Federal Income Tax Treatment of U.S. Holders

        Characterization of Sale of Shares Pursuant to the Offer.    The sale of shares by a stockholder for cash pursuant to the offer will be a taxable transaction for U.S. federal income tax purposes. The U.S. federal income tax consequences to a U.S. Holder may vary depending upon the U.S. Holder's particular facts and circumstances. Under Section 302 of the Code, the sale of shares by a stockholder for cash pursuant to the offer will be treated as a "sale or exchange" of shares for U.S. federal income tax purposes, rather than as a distribution with respect to the shares held by the tendering U.S. Holder, if the sale (i) results in a "complete termination" of the U.S. Holder's equity interest in us under Section 302(b)(3) of the Code, (ii) is a "substantially disproportionate" redemption with respect to the U.S. Holder under Section 302(b)(2) of the Code, or (iii) is "not essentially equivalent to a dividend" with respect to the U.S. Holder under Section 302(b)(1) of the Code, each as described below (the "Section 302 Tests").

        The receipt of cash by a U.S. Holder will be a "complete termination" if either (i) the U.S. Holder owns none of our shares either actually or constructively immediately after the shares are sold pursuant to the offer, or (ii) the U.S. Holder actually owns none of our shares immediately after the sale of shares pursuant to the offer and, with respect to shares constructively owned by the U.S. Holder immediately after the offer, the U.S. Holder is eligible to waive, and effectively waives, constructive ownership of all such shares under procedures described in Section 302(c) of the Code.

        The receipt of cash by a U.S. Holder will be "substantially disproportionate" if the percentage of our outstanding shares actually and constructively owned by the U.S. Holder immediately following the sale of shares pursuant to the tender offer is less than 80% of the percentage of the outstanding shares actually and constructively owned by the U.S. Holder immediately before the sale of shares pursuant to the offer.

        Even if the receipt of cash by a U.S. Holder fails to satisfy the "complete termination" test and the "substantially disproportionate" test, a U.S. Holder may nevertheless satisfy the "not essentially equivalent to a dividend" test if the U.S. Holder's surrender of shares pursuant to the offer results in a "meaningful reduction" in the U.S. Holder's interest in us. Whether the receipt of cash by a U.S. Holder will be "not essentially equivalent to a dividend" will depend upon the U.S. Holder's particular facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute a "meaningful reduction."

        Special "constructive ownership" rules will apply in determining whether any of the Section 302 Tests has been satisfied. A U.S. Holder must take into account not only the shares that are actually owned by the U.S. Holder, but also shares that are constructively owned by the U.S. Holder within the meaning of Section 318 of the Code. Very generally, a U.S. Holder may constructively own shares actually owned, and in some cases constructively owned, by certain members of the U.S. Holder's family and certain entities (such as corporations, partnerships, trusts and estates) in which the U.S. Holder has an equity interest, as well as shares the U.S. Holder has an option to purchase.

        Contemporaneous dispositions or acquisitions of shares by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 Tests have been satisfied. Each U.S. Holder should be aware that, because proration may occur in the offer, even if all the shares actually and constructively owned by a stockholder are tendered pursuant to the offer, fewer than all of these shares may be purchased by us. Thus, proration may affect whether the surrender of shares by a stockholder pursuant to the offer will meet any of the Section 302 Tests. Thus, assuming (1) no person related to a U.S. Holder owns any CBOE Holdings shares and (2) the U.S. Holder does not engage in any related contemporaneous dispositions or acquisitions of CBOE Holdings shares, a U.S. Holder will only be able to assure capital gains treatment if the holder both tenders at least 15% of its shares of Class A-2 common stock and tenders at least 15% of its Class A-1 common stock in the concurrent tender offer. U.S. Holders should consult their own tax advisors regarding the application of the three Section 302 Tests to their particular circumstances, including the effect of the prorations and constructive ownership rules on their sale of shares pursuant to the offer.

        Sale or Exchange Treatment.    If any of the above three Section 302 Tests is satisfied, and the sale of the shares is therefore treated as a "sale or exchange" for U.S. federal income tax purposes, the tendering U.S. Holder will recognize gain or loss equal to the difference between the amount of cash received by the U.S. Holder and such holder's adjusted tax basis in the shares sold pursuant to the offer. Generally, a U.S. Holder's adjusted tax basis in the shares will be equal to (i) for former seat owners of CBOE, the allocable adjusted basis of the CBOE membership transferred to CBOE Holdings in the demutualization, or (ii) for members of the Settlement Class, the portion of the adjusted basis in a Chicago Board of Trade, or CBOT, membership allocated by such member to the CBOE Holdings stock received as consideration under the settlement agreement in the Delaware Action. Any gain or loss will be capital gain or loss, and generally will be long-term capital gain or loss if the U.S. Holder's holding period for the shares that were sold exceeds one year as of the date of the purchase by us pursuant to offer. The holding period for the shares received in the demutualization in exchange for CBOE memberships will include the period in which the membership was held. Although the issue is not free from doubt, the holding period for the shares received as consideration under the settlement agreement in the Delaware Action by members of the Settlement Class might include the period the CBOT membership was held. Members of the Settlement Class should consult their tax advisor regarding their holding period for shares that are sold in the tender. Certain U.S. Holders (including individuals) are eligible for reduced rates of U.S. federal income tax in respect of long-term capital gain (maximum rate of 15%). A U.S. Holder's ability to deduct capital losses is subject to limitations under the Code. A U.S. Holder must calculate gain or loss separately for each block of shares (generally, shares acquired at the same cost in a single transaction) that we purchase from the U.S. Holder pursuant to the offer.

        Distribution Treatment.    If none of the Section 302 Tests are satisfied, the tendering U.S. Holder will be treated as having received a distribution by us with respect to the U.S. Holder's shares in an amount equal to the cash received by such holder pursuant to the offer. The distribution would be treated as a dividend to the extent of such holder's pro rata share of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such a dividend would be taxed in its entirety without a reduction for the U.S. Holder's adjusted tax basis of the shares exchanged and the adjusted tax basis of such exchanged shares would be added to the adjusted tax basis of the U.S. Holder's remaining shares, if any. Provided that minimum holding period requirements are met, non-corporate U.S. Holders (including individuals) generally will be subject to U.S. federal income taxation at a maximum rate of 15% on amounts treated as dividends. The amount of any distribution in excess of our current or accumulated earnings and profits would be treated as a return of the U.S. Holder's adjusted tax basis in the shares (with a corresponding reduction in such U.S. Holder's adjusted tax basis until reduced to zero), and then as gain from the sale or exchange of the shares.

        If a sale of shares by a corporate U.S. Holder is treated as a dividend, the corporate U.S. Holder may be (i) eligible for a dividends received deduction (subject to applicable exceptions and limitations) and (ii) subject to the "extraordinary dividend" provisions of Section 1059 of the Code. Corporate U.S. Holders should consult their tax advisors regarding (i) whether a dividend-received deduction will be available to them, and (ii) the application of Section 1059 of the Code to the ownership and disposition of their shares.

        Based on our estimates, we expect to have earnings and profits at the time of the repurchase. However, the determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, the extent to which a U.S. Holder will be treated as receiving a dividend if the repurchase of its shares pursuant to the offer is not entitled to sale or exchange treatment under Section 302 of the Code is unclear.

U.S. Federal Income Tax Treatment of Non-U.S. Holders

        Sale or Exchange Treatment.    Gain realized by a Non-U.S. Holder on a sale of shares for cash pursuant to the offer generally will not be subject to U.S. federal income tax if the sale is treated as a "sale or exchange" pursuant to the Section 302 Tests described above under "U.S. Federal Income Tax Treatment of U.S. Holders" unless (i) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States (and, if an income tax treaty applies, the gain is generally attributable to the U.S. permanent establishment maintained by such Non-U.S. Holder), (ii) in the case of gain realized by a Non-U.S. Holder that is an individual, such Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of the sale and certain other conditions are met or (iii) the shares constitute a U.S. real property interest and the Non-U.S. Holder held, actually or constructively, at any time during the five-year period preceding the offer more than 5% of our shares. Our shares will constitute a U.S. real property interest with respect to a Non-U.S. Holder if CBOE Holdings or CBOE is or has been a "United States real property holding corporation" for U.S. federal income tax purposes at any time during the shorter of (i) the period during which the Non-U.S. Holder held shares or (ii) the five-year period ending on the date the Non-U.S. Holder sells shares pursuant to the offer. CBOE Holdings does not believe that it or CBOE has been a United States real property holding corporation at any time during the last five years.

        Distribution Treatment.    If the Non-U.S. Holder does not satisfy any of the Section 302 Tests explained above, the full amount received by the Non-U.S. Holder with respect to the sale of shares to us pursuant to the offer will be treated as a distribution to the Non-U.S. Holder with respect to the Non-U.S. Holder's shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, tax-free return of capital or as gain from the sale of shares will be determined in the manner described above under "U.S. Federal Income Tax Treatment of U.S. Holders."

        Withholding for Non-U.S. Holders. If a Non-U.S. Holder tenders shares held in its own name as a holder of record, the Depositary has advised CBOE Holdings that it will withhold 30% of the gross proceeds unless both (i) the Depositary determines that a reduced rate under an applicable income tax treaty or exemption from withholding is applicable and (ii) such holder delivers to the Depositary a properly completed IRS Form W-8BEN (or other applicable form) before any payment is made. Such withholding will occur regardless of whether the payment is properly exempt from U.S. federal gross income tax under the "complete termination," "substantially disproportionate," or "not essentially equivalent to a dividend" test.

        To obtain a reduced rate of withholding under a tax treaty, a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8BEN (or other applicable form) before the payment is made. To obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary a properly completed IRS Form W-8ECI (or successor form). A Non-U.S. Holder that qualifies for an exemption from withholding on these grounds generally will be required to file a U.S. federal income tax return and generally will be subject to U.S. federal income tax on income derived from the sale of shares pursuant to the offer in the manner and to the extent as if it were a U.S. Holder, and in the case of a foreign corporation, an additional branch profits tax may be imposed, at a rate of 30% (or a lower rate specified in an applicable income tax treaty), with respect to such income.

        A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any tax withheld if the Non-U.S. Holder (i) meets the "complete termination," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described in Section 14 that would characterize the exchange as a sale (as opposed to a dividend) with respect to which the Non-U.S. Holder is not subject to U.S. federal income tax or (ii) is otherwise able to establish that no tax or a reduced amount of tax is due.

        Non-U.S. Holders are urged to consult their own tax advisors regarding the application of U.S. federal withholding tax to the sale of shares pursuant to the offer, including the eligibility for withholding tax reductions or exemptions and refund procedures.

U.S. Federal Backup Withholding Tax

        Under the U.S. federal backup withholding tax rules, 28% of the gross proceeds payable to a stockholder or other payee in the offer must be withheld and remitted to the Internal Revenue Service, or IRS, unless the stockholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that this number is correct or otherwise establishes an exemption. If the Depositary is not provided with the correct taxpayer identification number or another adequate basis for exemption, the stockholder may be subject to backup withholding tax and may be subject to certain penalties imposed by the IRS. Therefore, each tendering stockholder that is a U.S. Holder (as defined in this Section) should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal in order to provide the information and certification necessary to avoid the backup withholding tax, unless the stockholder otherwise establishes an exemption from the backup withholding tax to the satisfaction of the Depositary. The backup withholding tax is not an additional tax, and any amounts withheld under the backup withholding tax rules will be allowed as a refund or credit against a stockholder's U.S. federal income tax liability provided the required information is timely furnished to the IRS.

        Certain stockholders (including, among others, all corporations) are not subject to these backup withholding tax rules.

        Stockholders are urged to consult with their tax advisors regarding possible qualifications for exemption from backup withholding tax and the procedure for obtaining any applicable exemption.

14.  Extension of Offer; Termination; Amendment.

        We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be reasonably determined by us to have occurred, to extend the period of time during which the offer is open and thereby delay acceptance for payment of and payment for any shares by giving oral or written notice of such extension to BNY Mellon and making a public announcement thereof. We also expressly reserve the right, in our sole discretion, to terminate the offer and not accept for payment or pay for any shares not previously accepted for payment or paid for or, subject to applicable law, to postpone payment for shares upon the occurrence of any of the conditions specified in Section 6 by giving oral or written notice of the termination or postponement to BNY Mellon and making a public announcement thereof. Our reservation of the right to delay payment for shares which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires us to pay the consideration offered or return the shares tendered promptly after termination or withdrawal of a tender offer.

        Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be reasonably determined by us to have occurred, to amend the offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the offer or by decreasing or increasing the number of shares being sought in the offer. Amendments to the offer may be made at any time and from time to time by publicly announcing them. In the case of an extension, the announcement must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made pursuant to the offer will be disseminated promptly to stockholders in a manner reasonably designated to inform stockholders of the change. Without limiting the manner in which we may choose to make public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by making a release to PR Newswire.

        If we materially change the terms of the offer or the information concerning the offer, or if we waive a material condition of the offer, we will extend the offer to the extent required by the Exchange Act. The Exchange Act requires that if (i) we increase or decrease the tender offer price, increase the number of shares being sought in the offer by more that 2% of the outstanding shares of class A-2 common stock, decrease the number of shares being sought in the offer, or increase or decrease the soliciting fees and (ii) the offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from and including the date that the notice of an increase or decrease is first published, sent or given in the manner specified in this Section 14, the offer will be extended until the expiration of the period of ten business days.

        For purposes of our offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

15.  Miscellaneous.

        We are not aware of any state where the making of the offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If we become aware of any valid state statute prohibiting the making of the offer or the acceptance of shares pursuant thereto, we will make a good faith effort to comply with such state statute or seek to have such statute declared inapplicable to the offer. If, after such good faith effort, we cannot comply with any such state statute, the offer will not be made to (and tenders will not be accepted from or on behalf of) the stockholders in such state. In any jurisdiction where the securities, blue sky or other laws require the offer to be made by a licensed broker or dealer, the offer shall be deemed to be made on behalf of the offerors by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

        No person or firm has been authorized to give any information or make any representation on our behalf not contained in this Offer to Purchase or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

        We filed with the SEC the Schedule TO, together with exhibits, pursuant to Sections 13(e) and 14(d)(1) of the Exchange Act and Rules 14d-3 promulgated thereunder, furnishing certain additional information with respect to the offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained from, the same places and in the manner set forth in Section 10.

                      CBOE HOLDINGS, INC.

October 13, 2010

        The Letter of Transmittal and any other required documents should be sent or delivered by each stockholder to BNY Mellon at one of its addresses set forth below.

The Information Agent and Depositary for the offer is:

BNY MELLON SHAREOWNER SERVICES

By Mail:	By Overnight Courier or By Hand:
BNY Mellon Shareowner Services Attn: Corporate Action Dept. P.O. Box 3301 South Hackensack, NJ 07606	BNY Mellon Shareowner Services Attn: Corporate Action Dept., 27th Floor 480 Washington Boulevard Jersey City, NJ 07310

        For additional information, please call BNY Mellon Shareowner Services at (866) 353-0872. Holders outside the U.S., Canada and Puerto Rico can call (201) 680-6579 (collect).

        Any questions or requests for assistance or additional copies of the Offer to Purchase or the Letter of Transmittal may be directed to BNY Mellon at the telephone number and locations listed above.

October 13, 2010

QuickLinks

  Exhibit 99(a)(1)(i)
  Class A-2 Common Stock
IMPORTANT
TABLE OF CONTENTS
SUMMARY TERM SHEET: QUESTIONS AND ANSWERS ABOUT OUR OFFER
INTRODUCTION
THE OFFER